Press Release

Exhibit 99.1

OSS Reports Revenue up 28% to $18.4 Million in Q4 2019, and up 57% to $58.3 Million for the Full Year

ESCONDIDO, Calif., March 26, 2020 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in specialized high-performance edge computing, reported results for the fourth quarter and full year ended December 31, 2019.

Q4 Financial Highlights

•	Revenue increased 28% to a record $18.4 million.
•	GAAP net income totaled $1.1 million or $0.06 per share compared to a loss of $120,000 or $(0.01) per share in the year-ago quarter.
•	Non-GAAP net income totaled $1.3 million or $0.07 per diluted share, as compared to $1.4 million or $0.09 per diluted share in the year-ago quarter.
•	Adjusted EBITDA, a non-GAAP term, was $2.4 million, as compared to $856,000 in the same year-ago quarter.
•	Cash and cash equivalents totaled $5.2 million at December 31, 2019.

Full Year 2019 Financial Highlights

•	Revenue grew 57% to a record $58.3 million.
•	Organic revenue increased 12% to $41.4 million.
•	Gross margin improved from 30.6% to 33.3%.
•	Non-GAAP net income totaled $2.3 million or $0.14 per diluted share, as compared to $1.4 million or $0.10 per diluted share in 2018.
•	Adjusted EBITDA, a non-GAAP term, was $3.2 million in 2019, as compared to $584,000 in 2018.

2019 Operational Highlights

•	Signed $60 million multi-year OEM contract to provide video display servers for media, entertainment, and broadcast production applications. (Q3)
•	Commenced shipments under $36 million multi-year contract to provide mil-spec flash storage arrays for airborne military radar application. (Q3)
•	Received and shipped $1.1 million follow-on order from a global satellite company for high-performance compute accelerators used within AI-powered satellite signal regeneration systems. (Q4)
•	Won a $1.1 million purchase order for Panel PCs from an OEM customer in the medical industry. Half of the order is scheduled to ship in 2020, with the balance in 2021. (Q4)
•	Won two PCI Express Gen 4 opportunities, indicating the beginning of the transition to this higher margin solution. (Q2 & Q4)
•

New business activity continued at a strong pace. For 2019, the company won 16 new $1 million plus programs of which 12 were new customers. The company currently has proposals outstanding for 20 additional opportunities each valued at over $1 million.

2019 Product & Technology Highlights

•	Launched a comprehensive portfolio of PCIe Gen 4 expansion building blocks, supporting the first generation of available Gen 4 servers.
•	Completed development and validated performance of world’s first PCIe Gen 4 host adapter cards and expansion systems. These products double the data transfer rate versus PCIe Gen 3 products.
•	Introduced world’s first PCIe Gen 4 GPU render accelerator and video recorder platforms, and first PCle Gen 4 backplane that doubles data transfer performance versus the previous generation.
•	Introduced PCIe Gen 4 storage solution utilizing Gen 4 Servers and state-of-the-art NVMe SSDs.
•	Developed new video display controller solutions, with capabilities to display 4K and 8K video content optimized for virtual studio applications.
•	Launched new AI on the Fly product family powered by the latest GPU technology, providing world-class compute acceleration performance.
•	Introduced new SCA8000 compute acceleration expansion platform for use with Marvell® ThunderX2® Arm® based servers.
•	Won 2019 TechConnect Defense Innovation Award for AI on the Fly® Technology.

Financial Summary

Revenue in the fourth quarter of 2019 increased 28% to $18.4 million from $14.4 million in the same year-ago quarter. The increase in revenue was primarily driven by increased shipments of the company’s media and entertainment products, military grade flash storage arrays, and compute accelerators for satellite signal processing.

Revenue for the full year 2019 increased 57% to a record $58.3 million, with organic growth up 12% to $41.4 million.

Gross margin for 2019 increased 71% to $19.4 million, with gross margin as a percentage of revenue improving to 33.3% from 30.6%.

Total operating expenses in the fourth quarter of 2019 decreased 12.1% to $4.7 million from $5.4 million. The decrease was primarily due to decreased expenses associated with acquisition costs incurred in the prior year attributable to the acquisitions of CDI and Bressner. For the full year of 2019, total operating expenses increased 39% to $20.2 million, of which $1.7 million was attributable to a write-down of goodwill on CDI and the inclusion of a full year of expense for CDI and Bressner, which contributed $4.4 million, and was offset by a decrease in the existing OSS business of $394,000.

Net income on a GAAP basis was $1.1 million or $0.06 per diluted share in Q4 compared to net loss of $120,000 or $(0.01) per basic and diluted share in the year-ago period. For the full year of 2019, net loss on a GAAP basis was $900,000 or $(0.06) per share, as compared to a net loss of $1.1 million or $(0.09) per share in 2018.

Non-GAAP net income totaled $1.3 million or $0.07 per diluted share in Q4, as compared to $1.4 million or $0.09 per diluted share in the year-ago period. For the full year of 2019, non-GAAP net income was $2.3 million or $0.14 per diluted share, as compared to non-GAAP net income of $1.4 million or $0.10 per diluted share in 2018.

Adjusted EBITDA was $2.4 million in Q4, as compared to $856,000 in the same year-ago period. For the full year of 2019, adjusted EBITDA was $3.2 million, as compared to $584,000 in 2018.

Cash and cash equivalents totaled $5.2 million at December 31, 2019. The company’s cash balance as of yesterday’s close of business was approximately $3.1 million.

Management Commentary

“OSS finished the 2019 year strong, with solid record growth and improved profitability,” said David Raun, OSS interim CEO, “Our growth was attributed to increased sales of our flash arrays for airborne military use, servers for media and entertainment, and compute accelerators for AI-powered satellite signal data processing. Sales of Ion Accelerator flash arrays for high speed ERP data management also contributed to the growth. Several major customer wins during the year continued to drive manufacturing and shipments as we began the new year.

“While many unexpected challenges arose with spread of the coronavirus in the later part of the current first quarter, I believe our teams have done a great job with proactively addressing these challenges while keeping us on track. We are fortunate there has been no known cases of COVID-19 among our staff, and that we have been able to continue to manufacture and ship customer orders. We have seen some lengthened lead times, but as of today, we are not facing major bottlenecks with supply.

“Due to the medical, military and other critical applications served by our products, the U.S. Under Secretary of State has requested that we remain in operation and continue to provide the essential infrastructure products that we design and manufacture. Given this responsibility, early on, we took appropriate precautions and measures to protect the health of our employees, while continuing our daily business operations.

“While our activity and business remain solid for the most part, we are seeing some potential softening for future quarters with customers who have been impacted by the coronavirus. We also have about $5.8 million in outstanding receivables for our major customer. We are working closely with our customers to ensure collections and to properly manage our liquidity.

“One of our larger clients involved in event video media expects the market to recover first in Asia, where some events are starting to be planned for the May/June time frame, as that part of this world is slowly coming back to normal.

“A significant portion of our businesses serves the military or essential government projects such that we believe the impact will be less or not at all with respect to these programs. Fortunately, these businesses also tend to be our higher margin products. We also have long-term contracts and a strong pipeline of new opportunities that we expect to help drive revenue for the year.

“We’ve taken a number of proactive measures to adjust to the current market conditions and continue to operate efficiently. We have shifted our marketing approach from a 50/50 mix of trade shows and digital advertising to a heavier digital mix, focused on content marketing and lead generation, with larger opportunities remaining the priority.

“Instead of physical tradeshows and show booths at industry conferences, we have launched our own digital series using virtual trade show tours of each event and webinars. With no travel on the schedule, we have increased our customer outreach via telephone, emails and video conferencing to help keep our goals and sales targets for 2020 moving forward. Remarkably, we’re finding our customers now actually more engaged with meaningful projects because their travel, trade shows and corporate meetings have been minimized. Although clearly there is some uncertainty out there, this strong virtual activity we are seeing appears solid and very positive.

“Our management team is taking steps to ensure that OSS can withstand a prolonged period of uncertainty, while also laying a strong foundation that can eventually take OSS to the next level.  These efforts include strengthening our balance sheet by securing additional capital, as well as a deep review of our operational structure and priorities that we expect to lead to significant cost reductions and greater efficiencies. These cost reductions will be designed to ensure our long-term sustainability, especially as we work through this current period, and we believe it will allow us to become stronger as a result. In the process, we expect to better define and enhance our unique value proposition and bring greater focus on specific markets where we can establish clear leadership.

“We are also accelerating the deeper integration of CDI and Bressner with OSS, and collectively pursue opportunities more where we can leverage our combined strengths and capabilities. We will be challenging our organization and our partners to discover innovative ways to increase our IP and ‘stickiness,’ and, along the way, build greater barriers of entry for our competitors. We anticipate this creating a flow of new scalable, standard products introduced to the market, while increasing our value with key customers who require our custom designs.

“As the result of this process and business changes, I believe we will become an organization that takes pride in being efficient while driving increasing revenue, margins and profits with the ultimate goal of building greater shareholder value. This will be a challenging process, but I am confident in our vision and capabilities, and I’m proud to be part of this OSS team.”

Guidance

Depending upon the timing of some final shipments for the first quarter of 2020, the company expects revenue between $12.5 million and $12.9 million for the quarter. This projected range represents an increase of 24% - 28% over the year-ago quarter.

Looking beyond the first quarter, consistent with prior years, the company expects to experience its normal business trends with a stronger second half of the year in terms of revenue and margins. This seasonality has now been combined with uncertainty around the economic impact of the coronavirus and a changing business environment.

Conference Call

OSS management will hold a conference call to discuss its fourth quarter 2019 results later today, followed by a question and answer period.

Date: Thursday, March 26, 2020

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-888-394-8218

International dial-in number: 1-786-789-4776

Conference ID: 6279178

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at ir.onestopsystems.com. OSS regularly uses its website to disclose material and non-material information to investors, customers, employees and others interested in the company.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through April 9, 2020.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 6279178

About One Stop Systems
One Stop Systems, Inc. (OSS) designs and manufactures innovative specialized high-performance computing modules and systems, including customized servers, compute accelerators, expansion systems, flash storage arrays and Ion Accelerator storage software. These products are used for deep learning, AI, defense, finance and entertainment applications, and empower scientists, engineers, creators and other professionals to push the boundaries of their industries.

OSS utilizes the power of PCI Express, the latest GPU accelerators and NVMe storage to build award-winning systems, including many industry firsts, for OEMs and government customers. The company enables AI on the Fly® by bringing AI datacenter performance to ‘the edge’ and on mobile platforms, and by addressing the entire AI workflow, from high speed data acquisition to deep learning, training and inference. OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com.

Non-GAAP Financial Measures

OSS management believes that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the company.  Starting in the second quarter of 2019, the company changed its definition of adjusted EBITDA to include impairment of goodwill. The company defines adjusted EBITDA as income (loss) attributable to common stockholders before interest, taxes, depreciation, amortization, acquisition expense, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, OSS management believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between the company’s core business operating results and those of other companies, as well as providing OSS management with an important tool for financial and operational decision making and for evaluating the company’s own core business operating results over different periods of time.

The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in the company’s industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. The company’s adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. OSS management does not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For The Three Month Periods Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
Net income (loss) attributable to common stockholders	$1,094,126	$(120,328)	$(900,337)	$(1,136,278)
Depreciation and amortization	415,104	508,295	1,655,288	1,350,329
Amortization of debt discount	7,517	-	21,303	24,830
Amortization of deferred gain	(12,359)	(22,782)	(57,675)	(134,640)
Impairment of goodwill	-	-	1,697,394	-
Stock-based compensation expense	159,329	152,356	649,469	527,335
Interest expense	54,097	9,872	165,560	65,693
Interest income	(25,266)	(12,774)	(151,113)	(85,710)
Cost resulting from dissolution of SkyScale	(146,150)	705,309	(146,150)	705,309
Acquisition expenses (1)	-	357,592	4,075	664,394
Benefit for income taxes	832,142	(721,975)	237,252	(1,396,784)
Adjusted EBITDA	$2,378,540	$855,565	$3,175,066	$584,478

(1)Expenses incurred in the acquisition of CDI and Bressner.

Adjusted EPS excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of certain selected items assists in providing a more complete understanding of the company’s underlying results and trends and allows for comparability with its peer company index and industry. Management uses this measure along with the corresponding GAAP financial measures to manage the company’s business and to evaluate its performance compared to prior periods and the marketplace. The company defines non-GAAP (loss) income attributable to common stockholders as (loss) or income before amortization, stock-based compensation, expenses related to discontinued operations, and acquisition costs. Adjusted EPS expresses adjusted (loss) income on a per share basis using weighted average diluted shares outstanding.

As compared to the previously reported quarter, the company has changed its definition of non-GAAP EPS to include cost resulting from dissolution of SkyScale and acquisition expenses. Starting in the second quarter of 2019, the company changed its definition of non-GAAP EPS to include impairment of goodwill.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The company expects to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from the company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles net (loss) income attributable to common stockholders and diluted earnings per share:

	For The Three Month Periods Ended December 31,		For the Years Ended December 31,
	2019	2018	2019	2018
Net income (loss) attributable to common stockholders	$1,094,126	$(120,328)	$(900,337)	$(1,136,278)
Amortization of intangibles	174,525	306,859	984,065	630,258
Impairment of goodwill	-	-	1,697,394	-
Stock-based compensation expense	159,329	152,356	649,469	527,335
Cost resulting from dissolution of SkyScale	(146,150)	705,309	(146,150)	705,309
Acquisition expenses		357,592	4,075	664,394
Non-GAAP net income attributable to common stockholders	$1,281,830	$1,401,788	$2,288,516	$1,391,018

Non-GAAP net income per share attributable to common stockholders:
Basic	$0.08	$0.10	$0.15	$0.11
Diluted	$0.07	$0.09	$0.14	$0.10
Weighted average common shares outstanding:
Basic	16,107,786	14,172,102	15,148,613	12,586,513
Diluted	17,117,800	15,304,649	16,158,627	13,741,343

Important Cautions Regarding Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not descriptions of historical facts are forward-looking statements. These statements are based on the company's current beliefs and expectations. These forward-looking statements include statements regarding the performance of OSS-products and industry trends regarding deployment of computing power in the field, and regarding the company's expectations for revenue growth generated by new products and design wins. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems that any of our plans will be achieved.

Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: location of customer deployments, timing of shipments by OSS and that our ability to close future production business may not develop as we expect; global pandemics or other disasters or public health concerns in regions of the world where we have operations or source material or sell products, and other risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading "Risk Factors" in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

ONE STOP SYSTEMS, INC. (OSS)

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$5,185,321	$2,272,256
Accounts receivable, net	11,667,157	10,540,150
Inventories, net	7,369,356	6,823,930
Prepaid expenses and other current assets	453,938	666,330
	24,675,772	20,302,666
Property and equipment, net	3,568,564	1,759,086
Deposits and other	47,146	49,966
Deferred tax assets, net	3,019,823	2,505,632
Goodwill	7,120,510	7,914,211
Intangible assets, net	1,346,192	3,525,257
	$39,778,007	$36,056,818

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$4,115,977	$3,708,865
Accrued expenses and other liabilities	4,607,432	3,930,718
Borrowings on bank lines of credit	-	422,960
Current portion of notes payable, net of debt discount of $7,019 and $0, respectively	1,377,751	1,156,915
Current portion of related-party notes payable, net of debt discount of $23,060 and $0, respectively	561,441	-
Total current liabilities	10,662,601	9,219,458
Notes payable, net of current portion and debt discount of $2,047 and $0, respectively	149,301	265,038
Related-party notes payable, net of current portion and debt discount of $6,726 and $0, respectively	199,943	-
Total liabilities	11,011,845	9,484,496
Commitments and contingencies
Stockholders’ equity
Common stock, $.0001 par value; 50,000,000 shares authorized; 16,121,747 and 14,216,328 shares issued and outstanding, respectively	1,612	1,422
Additional paid-in capital	30,537,015	27,424,113
Noncontrolling interest	500	500
Accumulated other comprehensive (loss) income	(17,773)	1,142
Accumulated deficit	(1,755,192)	(854,855)
Total stockholders’ equity	28,766,162	26,572,322
	$39,778,007	$36,056,818

ONE STOP SYSTEMS, INC. (OSS)

CONSOLIDATED STATEMENTS OF OPERATIONS

`	For the Three Month Periods Ended December 31, (unaudited)		For the Years Ended December 31,
	2019	2018	2019	2018
Revenue	$18,424,920	$14,381,666	$58,308,019	$37,027,382
Cost of revenue	11,877,357	10,070,101	38,905,756	25,692,658
Gross margin	6,547,563	4,311,565	19,402,263	11,334,724
Operating expenses:
General and administrative	2,033,551	2,783,375	8,501,572	6,513,298
Impairment of goodwill	-	-	1,697,394	-
Marketing and selling	1,379,861	1,175,999	5,138,762	3,995,258
Research and development	1,320,039	1,427,274	4,843,554	4,001,757
Total operating expenses	4,733,451	5,386,648	20,181,282	14,510,313
Loss from operations	1,814,112	(1,075,083)	(779,019)	(3,175,589)
Other income (expense):
Interest expense	(54,096)	(9,872)	(165,560)	(65,693)
Other income (expense), net	166,252	175,357	281,494	271,878
Total other income, net	112,156	165,485	115,934	206,185
Loss before income taxes	1,926,268	(909,598)	(663,085)	(2,969,404)
Provision (benefit) for income taxes	832,142	(721,975)	237,252	(1,396,784)
Net loss	$1,094,126	$(187,623)	$(900,337)	$(1,572,620)
Net loss attributable to noncontrolling interest	$-	$(67,295)	$-	$(436,342)
Net loss attributable to common stockholders	$1,094,126	$(120,328)	$(900,337)	$(1,136,278)

Net loss per share attributable to common stockholders:
Basic	$0.07	$(0.01)	$(0.06)	$(0.09)
Diluted	$0.06	$(0.01)	$(0.06)	$(0.09)

Weighted average common shares outstanding:
Basic	16,107,786	14,172,102	15,148,613	12,586,513
Diluted	17,117,800	14,172,102	15,148,613	12,586,513

ONE STOP SYSTEMS, INC. (OSS)

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net loss	$(900,337)	$(1,572,620)
Net loss attributable to noncontrolling interest	-	(436,342)
Net loss attributable to common stockholders	(900,337)	(1,136,278)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net loss attributable to noncontrolling interest	-	(436,342)
Deferred benefit for income taxes	(112,740)	(1,489,330)
(Gain) loss on disposal of property and equipment	(1,785)	406,049
Provision for bad debt	702	(2,939)
Impairment of goodwill	1,697,394	-
Warranty reserves	14,348	15,088
Amortization of deferred gain	(28,555)	(134,640)
Depreciation and amortization	1,655,288	1,350,329
Inventory reserves	301,302	299,388
Amortization of debt discount	21,303	24,830
Stock-based compensation expense	649,469	527,335
Changes in operating assets and liabilities:
Accounts receivable	(1,165,596)	(2,563,523)
Inventories	(1,008,980)	46,789
Prepaid expenses and other current assets	211,325	(275,720)
Accounts payable	424,567	(1,460,540)
Accrued expenses and other liabilities	617,163	938,718
Net cash provided by (used in) operating activities	2,374,868	(3,890,786)

Cash flows from investing activities:
Cash acquired in acquisitions	-	700,865
Cash paid in acquisition of Concept Development Inc.	-	(646,759)
Cash paid in acquisition of Bressner Technology GmbH	-	(5,374,582)
Purchases of property and equipment, including capitalization of labor costs for test equipment and ERP	(2,386,227)	(623,166)
Proceeds from sales of property and equipment	1,050	34,450
Net cash used in investing activities	(2,385,177)	(5,909,192)

Cash flows from financing activities:
Proceeds from stock options exercised	47,334	113,168
Payment on working capital loan	-	(370,096)
Payment of payroll taxes on net issuance of employee stock options	(132,017)	(341,574)
Stock issuance costs	(212,566)	(1,810,902)
Proceeds from issuance of common stock	2,700,714	19,500,000
Net repayments on bank lines of credit	(513,590)	(4,041,243)
Net borrowings (repayments) on related-party notes payable	791,171	(163,483)
Net borrowings (repayments) on notes payable	241,055	(985,692)
Net cash provided by financing activities	2,922,101	11,900,178

Net change in cash and cash equivalents	2,911,792	2,100,200
Effect of exchange rates on cash	1,273	(13,661)
Cash and cash equivalents, beginning of period	2,272,256	185,717
Cash and cash equivalents, end of period	$5,185,321	$2,272,256

Media Contact:
Katie Rivera
One Stop Systems, Inc.
Tel (760) 745-9883

Email contact

Investor Relations:

Ronald Both or Grant Stude

CMA

Tel (949) 432-7557

Email contact